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                                                                    EXHIBIT 4.4


                              STOCK OPTION AGREEMENT


     Faroudja, Inc., a Delaware corporation (the "Company"), has granted to Glenn W. Marschel, Jr. (the "Grantee"), an option to purchase shares of the Company's common stock, $.001 par value (the "Common Stock") effective as of October 6, 1998 (the "Effective Date"), on the terms and subject to the conditions set forth in this Stock Option Agreement (the "Agreement").

     NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

     SECTION 1. OPTION; OPTION PRICE. On the terms and subject to this Agreement, the Grantee shall have the option (the "Option") to purchase up to the number of shares of Common Stock (the "Option Shares") indicated on the schedule set forth at the end of this Stock Option Agreement (the "Grantee Schedule") at the price per Option Share set forth on the Grantee Schedule (the "Option Price") at the times and in the manner provided herein. The Option does not qualify for federal income tax purposes as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Options may only be exercised to purchase whole shares.

     SECTION 2. TERM. The term of the Option (the "Option Term") shall commence on the Effective Date and expire on the tenth anniversary thereof,unless the Option shall have sooner been terminated in accordance with this Agreement.

     SECTION 3. VESTING. The Option Shares shall vest ("Vested Shares") in the manner set forth on the Grantee Schedule. Upon the dissolution or liquidation of the Company, or upon any reorganization, merger or consolidation of the Company with one or more corporations where the Company is the surviving corporation and the stockholders of the Company immediately prior to such transaction do not own at least eighty percent (80%) of the Company's Common Stock immediately after such transaction, or upon any reorganization, merger or consolidation of the Company with one or more corporations where the Company is not the surviving corporation, or upon a sale of substantially all of the assets or eighty percent (80%) or more of the then outstanding shares of Common Stock of the Company to another corporation or entity, (any reorganization, merger, consolidation, sale of assets, or sale of share of Common Stock being hereinafter referred to as the "Transaction"), any Option Shares that have not yet vested shall become immediately exercisable in full and shall remain exercisable until the effective date of such Transaction. The accelerated vesting of the Options Shares shall be subject to and conditioned upon the consummation of the Transaction to which such acceleration relates. If for any reason, such Transaction is abandoned, exercise of the Option shall be void and this Option will thereafter be exercisable only as permitted by its original terms. If the Transaction is consummated, the Option shall terminate on the day after the consummation of the Transaction.

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     SECTION 4.     RESTRICTION ON TRANSFER.  The Option may not be
transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Grantee other than by will or by the laws of descent and distribution and as provided in this Agreement. The Option Shares will be "restricted securities" under the Securities Act of 1933, as amended (the "Act") and may not be resold absent registration under the Act or an available exemption thereunder. In the event that Grantee effects a sale or transfer of such Option Shares under an available exemption under the Act, such Grantee shall, before effecting such sale or transfer, notify the Company in writing of the proposed disposition, and furnish the Company with an opinion of counsel satisfactory in form and content to the Company. The Option Shares, once exercised into Common Stock, will be subject to a lock-up for 180 days following the date immediately subsequent to the first date of the effectiveness of the first underwritten public offering of any of the Company's securities.

     If the Grantee dies, the Option shall thereafter be exercisable for a period of twelve (12) months by his executors or administrators to the full extent to which the Option was exercisable by the Grantee at the time of his death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

     SECTION 5. PIGGYBACK REGISTRATION. If at any time after the date of this Agreement until the expiration of this Agreement, the Company proposes to register any of its shares of common stock under the Securities Act of 1933, as amended (other than in connection with a merger or pursuant to Form S-4 or a comparable registration statement) it will promptly give notice to Grantee of its intention to do so. If Grantee notifies the Company within twenty (20) days after receipt of any such notice of its desire to include any Option Shares in such proposed registration, the Company shall afford the Holder the opportunity to have such Option Shares registered under such registration statement.

     Notwithstanding anything in this section 5 to the contrary, the Company shall have the right at any time after it shall have given any notice pursuant to this section 5 (irrespective of whether a written request for inclusion of any Option Shares shall have been made), to elect to postpone or not to file such proposed registration statement or to withdraw the same after filing but prior to the Effective Date thereof.

     SECTION 6.     UNDERWRITING REQUIREMENTS.    In connection with any
offering involving an underwriting of shares being sold by the Company, the Company shall not be required under this Section 6 to include any Option Shares in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total number of shares, including the Option Shares, requested by stockholders, including the Grantee, to be included in the offering exceeds the number of shares sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the number of selling stockholders' shares that may be included in the offering shall be apportioned pro rata

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among the selling stockholders according to the total number of shares entitled to be included in the offering owned by each selling stockholder or in such other proportions as shall mutually be agreed to by the selling stockholders.

          SECTION 7. GRANTEE'S EMPLOYMENT. Nothing in this Option shall confer upon the Grantee any right to continue to be employed by the Company or any of its affiliates or to interfere in any way with the right of the Company or its affiliates or stockholders, as the case may be, to terminate the Grantee's employment or to increase or decrease the Grantee's compensation at any time.

          SECTION 8. NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

          (a)  if to the Company:

               Faroudja, Inc.
               750 Palomar Avenue
               Sunnyvale, California 94086
               Attention: General Counsel;

          (b) if to the Grantee, to him/her at the address set forth on the Grantee Schedule;

or to such other address as the party to whom notice is to be given has furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and
(iv) in the case of mailing, on the third business day following that date on which the piece of mailing containing such communication is posted.

          SECTION 9. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

          SECTION 10. GRANTEE'S UNDERTAKING. The Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of this Agreement.

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          SECTION 11.    MODIFICATION OF RIGHTS. The rights of the Grantee are
subject to modification and termination in certain events as provided in this Agreement.

          SECTION 12. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

          SECTION 13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

          SECTION 14. ENTIRE AGREEMENT. This Agreement (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

          SECTION 15. SEVERABILITY. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.


          IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the Effective Date.

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                                                                  FAROUDJA, INC.

                                               By: ____________________________
                                               Name:
                                               Title: Vice President

                                               ________________________________
                                               Grantee Signature


                                GRANTEE SCHEDULE

Grantee:                  Glenn W. Marschel, Jr.

Grantee Address:          5601 Preakness Lane
                          Plano, TX 75093

Effective Date:           October 6, 1998

Number of Option Shares:  118,750

Option Price:             $3.75 per Option Share

Termination:              30 days to exercise if terminated for cause;
                          90 days to exercise if employment ends for other reason; and 365 days to exercise if employment ends due to death or disability change

Vesting Schedule:         100,000 options are exercisable immediately; 18,750
                          vest 1/36 per month. If any of the 100,000 options which vest immediately are exercised within 12 months after the grant date, the shares acquired may not be sold until 12 months from the Effective Date without prior Board Consent.